EXHIBIT 5.1

FREDRIKSON & BYRON, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

Telephone: (612) 492-7000 / Facsimile: (612) 492-7077

July 25, 2014

Sajan, Inc.

625 Whitetail Blvd.

River Falls, Wisconsin 54022

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as corporate counsel to Sajan, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 375,000 shares of Common Stock (the “Shares”) issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”). The Shares include 375,000 shares of common stock newly reserved for issuance under the 2014 Plan.

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company: (i) the Company’s Certificate of Incorporation, as amended; (ii) the Company’s Bylaws; (iii) certain corporate resolutions adopted by the Board of Directors and stockholders of the Company pertaining to the approval of the 2014 Plan; (iv) the 2014 Plan; and (v) the Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that, upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By:	/s/ John R. Houston
John R. Houston, Vice President